Exhibit 1.01

UFP Technologies, Inc.

Conflict Minerals Report

INTRODUCTION

This Conflict Minerals Report (“CMR”) of UFP Technologies, Inc. (herein referred to as “UFP,” the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2019 to December 31, 2019 (the “Reporting Period”).

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which “Conflict Minerals” are necessary to the functionality or production of those products. The “Conflict Minerals” for the purposes of Rule 13p-1 are gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, tantalum, tin and tungsten, and the U.S. Secretary of State may designate other minerals in the future). The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

In accordance with Securities and Exchange Commission (“SEC”) guidance, this CMR is not audited.

As required by Rule 13p-1, this CMR relates to products (the “Covered Products”): (i) for which Conflict Minerals are necessary to the functionality or production of those products; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Reporting Period. As a result of our reasonable country of origin inquiry (“RCOI”) and the due diligence procedures described below, the Company has identified certain components in its supply chain that contain necessary Conflict Minerals.  These components constitute only a very small portion of the materials content of UFP’s products.

RCOI

UFP has conducted a good faith RCOI regarding the necessary Conflict Minerals used in its products. This good faith RCOI was designed to reasonably determine whether any of the necessary Conflict Minerals originated in the Covered Countries or came from recycled or scrap sources. The Company’s primary means of determining country of origin of such Conflict Minerals was by conducting a supply chain survey. Survey procedures included evaluating supplier responses to the Responsible Business Alliance (“RBA”) (formerly the Electronic Industry Citizenship Coalition) /Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “Template”). Where applicable, the Company also inquired as to whether the supplier has a policy on Conflict Minerals and made follow-up inquiries with appropriate supplier personnel.

Design of Due Diligence

Based on the Company’s RCOI, the Company was also required to exercise due diligence on the source and chain of custody of the Conflict Minerals in its products. The design of the due diligence measures described in this CMR is intended to comply in all material respects with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework for identifying the source of Conflict Minerals, which includes the following steps:

Step 1: Establish strong company management systems

Step 2: Identify and assess risks in the supply chain

Step 3: Design and implement a strategy to respond to identified risks

Step 4: Carry out independent third-party audit of smelter(s)/refiner(s) due diligence practices

Step 5: Report annually on supply chain due diligence

The OECD Guidance is written for the entire mineral supply chain and therefore UFP’s due diligence measures were tailored to include steps appropriate for “downstream” companies such as the Company.

Due Diligence Measures Performed

The Company’s supply chain is complex, and there are many third parties in the supply chain between UFP's suppliers and the original sources of any Conflict Minerals. The Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are in our products. Given this context, the Company undertook the following measures to exercise due diligence on the source and chain of custody of the Conflict Minerals in its products for the Reporting Period:

(i)	UFP has established a management system to support its supply chain due diligence.

a.	UFP has adopted an organizational structure and communication process that is intended to improve supply chain transparency. This system is meant to help us obtain critical information regarding the supply chain of Conflict Minerals used in its products.

b.	UFP has a formal company policy regarding Conflict Minerals in its supply chain. This policy is publicly available on the Company’s website at http://www.ufpt.com under “Investor Relations” / “Corporate Governance”.

c.	UFP has assigned authority and responsibility to a multi-disciplinary team consisting of individuals from Purchasing, Finance and Plant Management. Conflict Minerals matters are discussed as needed at operations meetings and are ultimately reported to upper level management including the Vice President of Operations and Chief Financial Officer.

d.	UFP maintains business records relating to Conflict Minerals due diligence in accordance with the Company’s existing processes.

(ii)	UFP has taken steps to identify and assess risk in its supply chain.

a.	UFP reviewed its supply chain in order to identify products or materials that may have contained Conflict Minerals during the Reporting Period. UFP then sent applicable suppliers a copy of the Template in order to assess the use, or lack thereof, of Conflict Minerals in the products and materials the Company purchases.

b.	To date, a significant amount of Templates have been returned. Follow-up reminders were sent to suppliers who did not return a Template and further correspondence was submitted when we had additional questions on the responses provided.

(iii)	UFP has designed and implemented a strategy to respond to identified risks.

a.	UFP has designed and implemented a risk management plan that includes, but is not limited to, engaging in follow-up discussions with suppliers about the composition of their products and materials, requests for suppliers to complete Templates, and incorporating Conflict Minerals language into UFP’s supplier contracts and purchase orders through the Company's updated standard terms and conditions as published on its website. If a supplier identifies that it has Conflict Minerals in the products or materials it supplies, UFP will actively engage that supplier to provide us with the locations of the smelter(s)/refiner(s) of those Conflict Minerals and to obtain a copy of their Conflict Mineral policies.

b.	For the smelters identified in UFP’s supply chain that are providing Conflict Minerals, UFP will review the Responsible Minerals Initiative’s (“RMI”) smelter list to determine if they are validated as Conformant Smelters & Refiners as part of the Responsible Minerals Assurance Process (“RMAP”) (formerly the Conflict Free Sourcing Initiative).

(iv)	UFP has determined reliance upon independent third-party audits of smelter/refiner due diligence practices by RMI is appropriate.

a.	UFP is a downstream company and is many steps removed from the smelters and refiners that produce the necessary Conflict Minerals contained in UFP’s products or components of UFP’s products. UFP does not purchase raw minerals or ores, and does not, to the best of its knowledge, directly purchase Conflict Minerals from any of the Covered Countries. Accordingly, UFP does not perform or direct audits of these entities’ supply chains of Conflict Minerals. However, UFP supports industry wide efforts and the development and implementation of independent third-party audits of smelters and refiners, such as the RMI’s Responsible Minerals Assurance Process.

(v)	UFP complies with Step 5 of the OECD Guidance through its filing of this report (and the related Form SD) with the SEC and by making these materials publicly available on its website at http://www.ufpt.com under “Investor Relations” / “Corporate Governance”.

FINDINGS AND CONCLUSIONS

Based on the information that was provided by the suppliers that UFP surveyed and otherwise obtained through the due diligence process described above, UFP believes that, to the extent reasonably determinable by UFP, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the entities identified below which include facilities that are “known smelters or refineries” and conformant with the Responsible Minerals Assurance Process assessment protocols. Of these 45 Smelters or Refineries identified as a result of due diligence performed, all 45 received a “conformant” designation from an independent third-party audit program as of May 19, 2020, or previously had a “conformant” designation which has since expired and are undergoing a re-audit.

Based on these due diligence efforts, UFP does not have sufficient information to determine all the facilities used to process necessary Conflict Minerals or to determine the mines or countries of origin of the Conflict Minerals contained in the Covered Products or whether the Conflict Minerals in the Covered Products are from recycled or scrap sources. Despite repeated efforts to obtain completed Templates, a significant number of suppliers did not respond to survey requests. In addition, because the Company is several levels removed from the source of the Conflict Minerals, despite its due diligence efforts, it was unable to identify or further investigate the source of any Conflict Minerals supplied by certain suppliers who were either non-responsive or uncertain about where the Conflict Minerals used in products they supplied to the Company originated.

UFP continues to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time.

UFP believes that, to the extent reasonably determinable, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in the table below. This table includes only facilities that are Known Smelters or Refineries.

Metal	Smelter ID	Smelter Name	Smelter Country	Notes

Tin	CID000292	Alpha	USA	*
Tin	CID001070	China Tin Group Co., Ltd.	CHINA	*
Tin	CID001070	China tin Lai Ben Smelter (China Tin Group)	CHINA	*
Tin	CID002570	CV Ayi Jaya	INDONESIA	*
Tin	CID002593	CV Tiga Sekawan (PT Rajehan Ariq)	INDONESIA	*
Tin	CID000315	CV United Smelting	INDONESIA	*
Tin	CID002592	CV Dua Sekawan	INDONESIA	*
Tin	CID002455	CV Venus Inti Perkasa	INDONESIA	*
Tin	CID000438	EM Vinto	BOLIVIA	*
Tin	CID000468	Fenix Metals	POLAND	*
Tin	CID002859	Gejiu Jinye Mineral Company	CHINA	*
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co. Ltd.	CHINA	*
Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA	*
Tin	CID002773	Metallo Belgium N.V.	BELGIUM	*
Tin	CID001173	Mineração Taboca S.A.	BRAZIL	*
Tin	CID001182	Minsur	PERU	*
Tin	CID001337	Operaciones Metalurgical S.A.	BOLIVIA	*
Tin	CID000309	PT Aries Kencana Sejahtera	INDONESIA	*
Tin	CID001399	PT Artha Cipta Langgeng	INDONESIA	*

Tin	CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA	*
Tin	CID001402	PT Babel Inti Perkasa	INDONESIA	*
Tin	CID001428	PT Bukit Timah	INDONESIA	*
Tin	CID002776	PT Bangka Prima Tin	INDONESIA	*
Tin	CID003205	PT Bangka Serumpun	INDONESIA	*
Tin	CID001434	PT DS Jaya Abadi	INDONESIA	*
Tin	CID001448	PT Karimun Mining	INDONESIA	*
Tin	CID002530	PT Int Stania Prima	INDONESIA	*
Tin	CID001457	PT Panca Mega Persada	INDONESIA	*
Tin	CID002835	PT Menara Cipta Mulia	INDONESIA	*
Tin	CID001453	PT Mitra Stania Prima	INDONESIA	*
Tin	CID002593	PT Rajehan Ariq	INDONESIA	*
Tin	CID001460	PT Refined Bangka Tin	INDONESIA	*
Tin	CID001458	PT Prima Timah Utama	INDONESIA	*
Tin	CID001463	PT Sariwiguna Binasentosa	INDONESIA	*
Tin	CID001468	PT Stanindo Inti Perkasa	INDONESIA	*
Tin	CID002816	PT Sukses Inti Makmur	INDONESIA	*
Tin	CID001477	PT Timah (Persero) Tbk Kundur	INDONESIA	*
Tin	CID001482	PT Timah (Persero) Tbk Mentok	INDONESIA	*
Tin	CID001490	PT Tinindo Inter Nusa	INDONESIA	*
Tin	CID001493	PT Tommy Utama	INDONESIA	*
Tin	CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	*
Tin	CID001898	Thaisarco	THAILAND	*
Tin	CID002036	White Solder Metalurgia e Mineração Ltda.	BRAZIL	*
Tin	CID002180	Yunnan Tin Company Limited	CHINA	*
Tin	CID002158	Yunnan Chengfeng Non-ferrous metals Co., Ltd.	CHINA	*

*On the RMI Conformant smelter list for tin, which includes smelters undergoing current re-audits.

RISK MITIGATION

The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s supply chain benefit armed groups in the Covered Countries: (i) continuing to engage with suppliers to obtain current, accurate and complete information about the supply chain; (ii) reviewing “conformant” smelter lists from independent “conformant” smelter validation programs; and (iii) encouraging suppliers to implement responsible sourcing.

UFP has provided information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to comply with UFP’s Conflict Minerals Policy, may affect UFP’s future determinations under Rule 13p-1.

Website addresses are included in this report for reference only. Any information contained on UFP’s website is not incorporated by reference into this report.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “intends,” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to the Company's future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on the Company's current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.